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                      [PENTEGRA RETIREMENT SERVICES LOGO]


MEMO

Date:    April 23, 2009

To:      RSGroup Defined Contribution Retirement Plan Participants

From:    Pentegra Retirement Services, your new retirement plan service provider

Re: IMPORTANT INFORMATION ABOUT THE INTERRUPTION OF ACCESS TO YOUR RETIREMENT ACCOUNT DUE TO A CHANGE OF PLAN RECORDKEEPER FROM 4:00 PM ET
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         FRIDAY, JUNE 12, 2009 TO TUESDAY, JUNE 30, 2009, A BLACKOUT PERIOD
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Pentegra Retirement Services is pleased to be your new retirement plan provider through its acquisition of RSGroup. One of the many benefits of our new organization is the ability to provide you with superior technology, enhanced services and improved plan communications through a new quarterly account statement. So you can fully experience these benefits, we must transition your plan to Pentegra's recordkeeping system. During the transition period noted above, you will NOT be able to access your account for the following:
  o   To direct or diversify investment
  o   To obtain a distribution
  o   To obtain a loan, if permitted by your plan

You will be able to:
  o Continue previously initiated payroll deductions and employer contributions
  o   Continue repayments to existing loans

NOTE: There will be no changes to your existing investment funds. Your investments will transition exactly as they exist in your account today.

YOU SHOULD CONSIDER YOUR IMMEDIATE RETIREMENT CONCERNS AND HOW LACK OF ACCESS TO YOUR ACCOUNT MAY AFFECT BOTH YOUR RETIREMENT AND YOUR OVERALL FINANCIAL PLANS--ESPECIALLY IN THIS PERIOD OF HISTORIC FINANCIAL MARKET VOLATILITY. For instance, it is very important that you review and consider the appropriateness of your current investments since you will not be able to direct or diversify those investments during the Blackout Period. This is an excellent time to look at your long-term retirement security. You should carefully consider the following:
  o The importance of a well-balanced and diversified investment portfolio taking into account all your assets, income and investments.
  o The additional risks associated with holding substantial portions of your assets in the securities of any one company due to the wider price swings up and down in short periods compared to more diversified funds.
  o Stocks that have wide price swings and might have a large loss during the Blackout Period when you would not be able to direct the sale of those stocks from your account, ESPECIALLY IMPORTANT TO CONSIDER AT THIS TIME DUE TO THE EXTREME STOCK MARKET VOLATILITY WE ARE EXPERIENCING.

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You will receive a letter from Pentegra containing your Personal Identification
Number or PIN to access your plan through www.pentegra.com. This letter will
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signal the end of the Blackout Period. Future communications will provide more information about your new plan features.

QUESTIONS
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PLEASE CONTACT PENTEGRA'S PARTICIPANT CALL CENTER AT (212) 503-2814 OR EMAIL
PENTEGRAANSWERS@PENTEGRA.COM OR CONTACT YOUR EMPLOYER PLAN REPRESENTATIVE.
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FOR MORE INFORMATION ON PENTEGRA PLEASE VISIT WWW.PENTEGRA.COM.
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